Exhibit 99.1

OpenText Announces Voting Results for Election of Directors
WATERLOO, Ontario, September 21, 2017/CNW/ -- Open Text Corporation (NASDAQ: OTEX) (TSX: OTEX), confirmed today that the ten nominees listed in its management proxy circular dated August 15, 2017 were elected as its directors. The detailed results of the vote for the election of directors at its Annual General Meeting of Shareholders (the “Meeting”) held earlier today in Waterloo, Ontario are set out below. Shareholders holding 215,819,358 common shares representing 81.36% of the outstanding common shares were present in person or by proxy at the Meeting.
On a vote by ballot, each of the following nominees proposed by management was elected as a director of OpenText:

	Votes For		Votes Withheld
P. Thomas Jenkins	204,679,276	97.50%	5,243,017	2.50%
Mark Barrenechea	208,439,686	99.29%	1,482,607	0.71%
Randy Fowlie	204,560,383	97.45%	5,361,910	2.55%
Gail E. Hamilton	209,509,589	99.80%	412,704	0.20%
Brian J. Jackman	203,796,245	97.08%	6,126,048	2.92%
Stephen J. Sadler	205,344,464	97.82%	4,577,829	2.18%
Michael Slaunwhite	198,917,547	94.76%	11,004,746	5.24%
Katharine B. Stevenson	206,797,934	98.51%	3,124,359	1.49%
Carl Jürgen Tinggren	209,815,191	99.95%	107,102	0.05%
Deborah Weinstein	182,278,745	86.83%	27,643,548	13.17%
The results of other matters considered at the Meeting are reported in the Report of Voting Results as filed on SEDAR (www.sedar.com) and OpenText's Form 8-K as filed on EDGAR (http://www.sec.gov/edgar.shtml), each of which was filed on September 21, 2017.
About OpenText
OpenText enables the digital world, creating a better way for organizations to work with information, on premises or in the cloud. For more information about OpenText please visit www.opentext.com.
Copyright ©2017 Open Text. OpenText is a trademark or registered trademark of Open Text. The list of trademarks is not exhaustive of other trademarks. Registered trademarks, product names, company names, brands and service names mentioned herein are property of Open Text. All rights reserved. For more information, visit:  http://www.opentext.com/who-we-are/copyright-information.
For more information, please contact
Greg Secord
Vice President, Investor Relations
Open Text Corporation
San Francisco: (415) 963-0825
investors@opentext.com